                                                                     Exhibit 2.1

                                                                           FINAL







                            STOCK PURCHASE AGREEMENT


                             relating to the sale of


                          M&M AEROSPACE HARDWARE, INC.


                                       to


                                BE AEROSPACE, INC


                           dated as of August 10, 2001

                                TABLE OF CONTENTS

                                                                              Page
                              ARTICLE I DEFINITIONS

SECTION 1.01. Certain Defined Terms                                        .     1

SECTION 1.02. Definitions                                                        8

SECTION 1.03. Interpretation and Rules of Construction                           9

                          ARTICLE II PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares                                   10

SECTION 2.02. Purchase Price                                                    10

SECTION 2.03. Closing                                                           10

SECTION 2.04. Closing Deliveries by the Sellers                            .    11

SECTION 2.05. Closing Deliveries by the Purchaser                               11

SECTION 2.06. Escrow                                                       .    11

            ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS

SECTION 3.01. Organization, Authority and Qualification of the Sellers          12

SECTION 3.02. Organization, Authority and Qualification of the Company          12

SECTION 3.03. Subsidiaries                                                 .    12

SECTION 3.04. Capitalization                                                    13

SECTION 3.05. Corporate Books and Records                                  .    14

SECTION 3.06. No Conflict                                                       14

SECTION 3.07. Governmental Consents and Approvals                               15

SECTION 3.08. Financial Information; Books and Records                          15

SECTION 3.09. Absence of Undisclosed Liabilities                                15

SECTION 3.10. Receivables                                                       16

SECTION 3.11. Inventories                                                       16

SECTION 3.12. Acquired Assets                                              .    16

SECTION 3.13. Conduct in the Ordinary Course; Absence of Certain Changes,
                Events and Conditions                                           16

SECTION 3.14. Litigation                                                        18

SECTION 3.15. Compliance with Laws                                              19

SECTION 3.16. Environmental and Other Permits and Licenses; Related Matters     19

SECTION 3.17. Material Contracts                                           .    20

SECTION 3.18. Intellectual Property                                        .    22

SECTION 3.19. Real Property                                                     22

SECTION 3.20. Assets                                                       .    24

SECTION 3.21. Customers                                                    .    24

SECTION 3.22. Suppliers                                                    .    24

SECTION 3.23. Employee Benefit Matters                                     .    25

SECTION 3.24. Labor Matters                                                     26

SECTION 3.25. Taxes                                                             26

SECTION 3.26. Insurance                                                    .    28

SECTION 3.27. Company Products                                                  28

SECTION 3.28. Individual Property                                               28

SECTION 3.29. Brokers                                                           28

           ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01. Organization and Authority of the Purchaser                       28

SECTION 4.02. No Conflict                                                       29

SECTION 4.03. Governmental Consents and Approvals                               29

SECTION 4.04. Information Concerning the Company                                29

SECTION 4.05. Investment Purpose                                           .    30

SECTION 4.06. Litigation                                                        30

SECTION 4.07. SEC Documents                                                     30

SECTION 4.08. Capitalization                                                    30

SECTION 4.09. Authorization of Purchaser Common Stock                      .    31

SECTION 4.10. Financing                                                    .    31

SECTION 4.11. Brokers                                                           31

                         ARTICLE V ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing                          31

SECTION 5.02. Access to Information                                        .    32

SECTION 5.03. Confidentiality                                              .    32

SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents    .    33

SECTION 5.05. Notice of Developments                                            34

SECTION 5.06. No Solicitation or Negotiation                               .    34

SECTION 5.07. Non-Competition                                              .    35

SECTION 5.08. Release of Indemnity Obligations                                  36

SECTION 5.09. Registration of Shares                                            36

SECTION 5.10. Retention Bonuses                                                 36

SECTION 5.11. Exchange Act Reports                                              36

SECTION 5.12. Termination of Shareholder Agreement                         .    36

SECTION 5.13. Resignation of Directors and Officers                             36

SECTION 5.14. Retained Tickets                                                  37

SECTION 5.15. Further Action                                                    37

                           ARTICLE VI EMPLOYEE MATTERS

SECTION 6.01. Employee Benefits Matters                                         37

                             ARTICLE VII TAX MATTERS

SECTION 7.01. Indemnity                                                    .    38

SECTION 7.02. Tax Returns and Payments                                     .    39

SECTION 7.03. Contests                                                          40

SECTION 7.04. Time of Payment                                              .    41

SECTION 7.05. Cooperation and Exchange of Information                      .    41

SECTION 7.06. Conveyance Taxes                                                  41

SECTION 7.07. Section 338(h)(10) Election                                  .    42

SECTION 7.08. Miscellaneous                                                     42

                       ARTICLE VIII CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of the Sellers                          43

SECTION 8.02. Conditions to Obligations of the Purchaser                   .    44

                           ARTICLE IX INDEMNIFICATION

SECTION 9.01. Survival of Representations and Warranties                   .    45

SECTION 9.02. Indemnification by the Principal Sellers                          45

SECTION 9.03. Indemnification by the Purchaser                                  47

SECTION 9.04. Limits on Indemnification                                         48

SECTION 9.05. Distributions from Escrow Fund                               .    48

SECTION 9.06. Tax Matters                                                       49

SECTION 9.07. Sellers' Representative; Approval of Sellers                      49

SECTION 9.08. Other Indemnity Matters                                           50

                   ARTICLE X TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01. Termination                                                 .    50

SECTION 10.02. Effect of Termination                                            51

SECTION 10.03. Amendment                                                        51

SECTION 10.04. Waiver                                                           51

                          ARTICLE XI GENERAL PROVISIONS

SECTION 11.01. Expenses                                                    .    51

SECTION 11.02. Notices                                                          51

SECTION 11.03. Public Announcements                                        .    52

SECTION 11.04. Severability                                                     52

SECTION 11.05. Entire Agreement                                                 53

SECTION 11.06. Assignment                                                       53

SECTION 11.07. No Third Party Beneficiaries                                     53

SECTION 11.08. Governing Law                                                    53

SECTION 11.09. Waiver of Jury Trial                                        .    53

SECTION 11.10. Headings                                                    .    54

SECTION 11.11. Counterparts                                                     54

SECTION 11.12. Concerning the Trustees                                     .    54

EXHIBITS

1.01A             Employment Agreements

1.01B             Form of Standstill and Voting Agreement

2.02(a)           Allocation of Purchase Price

2.02(b)           Adjustment Amount

2.02(c)           Individual Property and Tickets

2.06              Form of Escrow Agreement

8.01              Form of Opinion of Purchaser's Counsel

8.02              Form of Opinion of Sellers' Counsel

8.02(d)           Consents and Approvals

DISCLOSURE SCHEDULE

         The Disclosure Schedule shall include the following Sections:

3.02              Organization, Authority and Qualification of the Company

3.03(a)           Subsidiaries

3.04              Capitalization

3.06              No Conflict

3.07              Governmental Consents and Approvals

3.09              Undisclosed Liabilities

3.10              Receivables

3.11              Inventories

3.12              Acquired Assets

3.13              Conduct in the Ordinary Course; Absence of Certain Changes,
                  Events and Conditions

3.14              Litigation

3.15              Compliance with Laws

3.16              Environmental and Other Permits and Licenses; Related Matters

3.17              Material Contracts

3.18              Intellectual Property

3.19              Real Property

3.20              Assets

3.21              Customers

3.22              Suppliers

3.23              Employee Benefit Matters

3.24              Labor Matters

3.25              Taxes

5.01              Conduct of Business Prior to the Closing

                  STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 10, 2001, among Paul Mittentag, Adrianne Mittentag, Paul Mittentag 1997 6-Year GRAT, Paul Mittentag 1997 8-Year GRAT, Paul Mittentag 2000 8-Year GRAT, Adrianne Mittentag 1997 8-Year GRAT, Adrianne Mittentag 2000 8-Year GRAT and Adrianne Mittentag 1997 10-Year GRAT (collectively, the "Principal Sellers"), Stuart Mittentag, Mark Mittentag, David Leshner and Jennifer Leshner (collectively, the "Secondary Sellers" and, together with the Principal Sellers, the "Sellers") and BE Aerospace, Inc., a Delaware corporation (the "Purchaser").

                  WHEREAS, the Sellers own all the issued and outstanding shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of M&M Aerospace Hardware, Inc., a Florida corporation (the "Company");

                  WHEREAS, the Sellers desire to sell the Shares and the Purchasers desire to purchase the Shares, in each case, on the terms and conditions set forth in this Agreement; and

                  WHEREAS, the Persons listed in Exhibit 1.01A hereto have entered into the employment agreements set forth in Exhibit 1.01A hereto (the "Employment Agreements").

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Sellers and the Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Certain Defined Terms. For purposes of this
Agreement:

                  "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "Ancillary Agreements" means the Escrow Agreement and the Standstill and Voting Agreement.

                  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing Date.

                  "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the Closing Date.

                  "Claims" means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

                  "Closing Date Company Debt" means the aggregate Indebtedness of the Company and the Subsidiaries for borrowed money as of the Closing Date including, without limitation, the Company Credit Agreement and any interest rate swap agreement entered into in connection therewith.

                  "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

                  "Company Credit Agreement" means the $80,000,000 credit agreement dated June 30, 2003 among the Company, First Union National Bank and other banks party thereto.

                  "Company Intellectual Property" means Intellectual Property owned by the Company or any Subsidiary.

                  "Company IP Agreements" means (a) licenses of Intellectual Property by the Company or any Subsidiary to any third party, (b) licenses of Intellectual Property by any third party to the Company or any Subsidiary, (c) agreements between the Company or any Subsidiary and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet Web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

                  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

                  "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

                  "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "Environment" means surface waters, groundwaters, soil, subsurface strata and ambient air.

                  "Environmental Claims" means any Claims relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

                  "Environmental Laws" means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 6901 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Section 301 et seq.

                  "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

                  "Escrow Agent" means The Bank of New York or such other escrow agent as to which the Sellers' Representative and the Purchaser agree.

                  "Escrow Amount" means $25,000,000.

                  "Escrow Fund" means the Escrow Amount deposited with the Escrow Agent.

                  "Governmental Authority" means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the sellers or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptances, letters of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, and (i) all indebtedness referred to in clauses
(a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person.

                  "Indemnified Party" means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

                  "Indemnifying Party" means the Sellers pursuant to Section
9.02 and the Purchaser pursuant to Section 9.03, as the case may be.

                  "Intellectual Property" means (i) patents, patent applications, and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names, and other identifiers of source or goodwill, including registrations and applications for registration thereof, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including Trade Secrets, know-how and invention rights.

                  "Inventories" means all inventory, merchandise, finished goods, and raw materials, packaging, labels, supplies and other personal property related to the business of the Company and the Subsidiaries and maintained, held or stored by or for the Sellers, the Company or any Subsidiary on the Closing Date, and any prepaid deposits for any of the same.

                  "IRS" means the Internal Revenue Service of the United States.

                  "Law" means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

                  "Leased Real Property" means the real property leased by the Company or any Subsidiary, as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                  "Licensed Intellectual Property" means Intellectual Property licensed to the Company or any Subsidiary pursuant to the Company IP Agreements.

                  "Material Adverse Effect" means any circumstance, change in or effect on the Company or any Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on the Company or any Subsidiary is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole; provided, however, that "Material Adverse Effect" shall not include any event, circumstance, change or effect arising out of or attributable to general economic conditions or events, circumstances, changes or effects affecting the securities markets generally.

                  "Owned Real Property" means (a) the real property of the Company or any Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing, and (b) the real property owned by the Company or any Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

                  "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Purchase Price Bank Account" means a bank account in the United States to be designated by the Sellers in a written notice to the Purchaser at least five Business Days before the Closing.

                  "Purchaser Material Adverse Effect" means any circumstance, change in or effect on the Purchaser or any of its subsidiaries that, individually or in the aggregate with all other circumstances, changes in or effects on the Purchaser or its subsidiaries is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Purchaser and its subsidiaries taken as a whole; provided, however, that "Purchaser Material Adverse Effect" shall not include any event, circumstance, change or effect arising out of or attributable to general economic conditions or events, circumstances, changes or effects affecting the securities markets generally.

                  "Purchaser's Accountants" means Deloitte & Touche LLP, independent accountants of the Purchaser.

                  "Real Property" means the Leased Real Property and the Owned Real Property.

                  "Receivables" means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the business of the Company before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

                  "Reference Balance Sheet" means the audited balance sheet of the Company dated December 31, 2000.

                  "Reference Balance Sheet Date" means December 31, 2000.

                  "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

                  "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

                  "Remedial Action" means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

                  "Retention Agreements" means those agreements which provide for the payment of retention bonuses due to the employees or consultants of the Company and the Subsidiaries, and which agreements have been entered into as of the date hereof between Paul Mittentag and certain employees and consultants of the Company, copies of which have been provided to the Purchaser.

                  "Sellers' Accountants" means PricewaterhouseCoopers, LLP, independent accountants of the Sellers.

                  "Standstill and Voting Agreement" means the stockholders agreement substantially in the form of Exhibit 1.01B.

                  "Subsidiaries" means M&M Aerospace Hardware SARL, M&M Aerospace Hardware GmbH and M&M Aerospace Hardware Ltd., and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company.

                  "Swap Agreements" means the ISDA Master Agreement, dated March 3, 1998 with First Union Bank of Florida and any other agreement entered into in connection with swapping interest rates related to the Company Credit Agreement.

                  "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

                  "Trade Secrets" means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

                  "U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

                  SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

                  Definition                                         Location
                  "Agreement"                                        Preamble
                  "Allocation"                                       7.07(b)
                  "Ancillary Lease Documents"                        3.19(d)
                  "Assets"                                           3.20
                  "Average Share Price"                              2.02
                  "Cash Amount"                                      2.02(a)
                  "Closing"                                          2.03
                  "Closing Date"                                     2.03
                  "Commission"                                       4.04
                  "Common Stock"                                     Recitals
                  "Company"                                          Recitals
                  "Competing Business"                               5.07
                  "Company Products"                                 3.27
                  "Election"                                         7.07(a)
                  "Employment Agreements"                            Recitals
                  "ERISA"                                            3.23(a)
                  "Escrow Agreement"                                 2.06
                  "Exchange Act"                                     4.07
                  "Financial Statements"                             3.08(a)
                  "Individual Property"                              2.02(c)
                  "Interim Financial Statements"                     3.08(a)
                  "Loss"                                             9.02(a)
                  "Material Contracts"                               3.17(a)
                  "Options"                                          3.19(d)
                  "Plans"                                            3.23(a)
                  "Post-Closing Plans"                               6.01(c)
                  "Preferred Stock"                                  4.08
                  "Principal Sellers"                                Preamble
                  "Prior Service"                                    6.01(c)
                  "Purchase Price"                                   2.02
                  "Purchaser"                                       .Preamble
                  "Purchaser Common Stock"                           2.02
                  "Purchaser Indemnified Party"                      9.02(a)
                  "Purchaser Plans"                                  4.08
                  "Purchaser SEC Documents"                          4.07
                  "Registration Statement"                           4.07
                  "Restricted Period"                                5.07(a)
                  "Secondary Sellers"                                Preamble
                  "Securities Act"                                   4.07
                  "Sellers"                                          Preamble
                  "Seller Indemnified Party"                         9.03(a)

                  Definition                                         Location
                  "Sellers' Representative"                          9.07(a)
                  "Settlement Date"                                  2.02(b)
                  "Shares"                                           Recitals
                  "Shareholder Agreement"                            5.12
                  "Stock Consideration"                              2.02(a)
                  "Tax Returns"                                      3.25
                  "Third Party Claims"                               9.02(b)
                  "Tickets"                                          2.02(c)
                  "Transferred Employees"                            6.01(a)
                  "WARN"                                             3.23(f)

                  SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

                  (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

                  (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

                  (c) whenever the words "include", "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

                  (d) the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

                  (e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

                  (f) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

                  (g) references to a Person are also to its permitted successors and assigns; and

                  (h) the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

                                   ARTICLE II

                                PURCHASE AND SALE

                  SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, the Shares, and the Purchaser shall purchase the Shares.

                  SECTION 2.02. Purchase Price. (a) The purchase price (i) for the covenants contained in Section 5.07 shall be equal to $2,000,000 and (ii) for the Shares shall be an amount equal to (x) $150,000,000 minus the Closing Date Company Debt (collectively, the amounts in subsections (i) and (ii)(x) above are referred to herein as the "Cash Amount"), plus (y) the Escrow Amount plus (z) the Adjustment Amount (as defined in Exhibit 2.02(b)) (collectively, the "Purchase Price"). The Purchaser shall pay the Purchase Price by (i) delivering to the Escrow Agent pursuant to the Escrow Agreement on the Closing Date that number of shares (the "Stock Consideration") of the Purchaser's common stock, par value $.01 per share (the "Purchaser Common Stock"), such that the product of the Stock Consideration and the average of the per share closing prices as reported on the NASDAQ National Market System of shares of Purchaser Common Stock for the eight consecutive trading days ending on (and including) the first trading day immediately preceding the Closing Date (the "Average Share Price") is equal to $48,000,000 and (ii) delivering to the Sellers, in accordance with Exhibit 2.02(a), $152,000,000 in cash.

                  (b) The Adjustment Amount shall be determined in accordance with the procedures set forth on Exhibit 2.02(b). On the date that the Adjustment Amount is finally determined without regard to any further adjustment for pending construction litigation referred to in Exhibit 2.02(b) (the "Settlement Date"), the Escrow Agent shall release from the Escrow Fund the Adjustment Amount pursuant to the terms and conditions set forth in the Escrow Agreement.

                  (c) Set forth on subsection (i) of Exhibit 2.02(c) hereto is a list of certain personal property of the Principal Sellers which is kept at the Company's offices (the "Individual Property") and ticket rights to sporting events (the "Tickets"), in each case, held beneficially by the Principal Sellers. The parties acknowledge and agree that following the Closing the Principal Sellers shall remain the owners of the Individual Property and, subject to Section 5.14, the Tickets, in each case, which they may remove from the Company's facilities at any time or which they may transfer to their own names, as applicable.

                  SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Museum Tower, 150 West Flagler Street, Miami, Florida 33130 at 10:00 A.M. Miami time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 8.01(b) and Sections 8.02(b) and (d) or at such other place or at such other time or on such other date as the Sellers' Representative and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). Notwithstanding the foregoing, the Purchaser and the Sellers agree that the Purchaser intends, for financial reporting purposes, to treat the Closing and transfer of effective control of the Company as if it had occurred on the date hereof.

                  SECTION 2.04. Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

                  (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

                  (b) a receipt for the Cash Amount; and

                  (c) the opinions, certificates and other documents required to be delivered pursuant to Section 8.02

                  SECTION 2.05. Closing Deliveries by the Purchaser. (a) At the Closing, the Purchaser shall deliver to the Sellers:

                  (i) the Cash Amount by wire transfer in immediately available funds to the Purchase Price Bank Account; and

                  (ii) the certificates and other documents required to be delivered pursuant to Section 8.01.

                  (b) At the Closing, the Purchaser shall deliver to the Escrow Agent, in accordance with the Escrow Agreement, stock certificates evidencing the Stock Consideration registered in the names of the Sellers or their respective nominees and in form satisfactory to the Purchaser and the Escrow Agent and with all required stock transfer tax stamps affixed.

                  SECTION 2.06. Escrow. Prior to the Closing, the Sellers and the Purchaser shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit 2.06 (the "Escrow Agreement"). In accordance with the terms of the Escrow Agreement, the Purchaser shall deposit the Stock Consideration to be held and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

                  As an inducement to the Purchaser to enter into this Agreement, the Principal Sellers and (with respect to Section 3.01 and the seventh and eighth sentences of Section 3.04 only) the Secondary Sellers hereby represent and warrant to the Purchaser as follows:

                  SECTION 3.01. Organization, Authority and Qualification of the Sellers. If such Seller is a trust it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and thereby. If such Seller is an individual such Seller has the capacity to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by such Seller, the performance by such Seller of his, her or its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated by this Agreement and thereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.

                  SECTION 3.02. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business of the Company and the Subsidiaries as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary and all such jurisdictions are set forth in Section 3.02 of the Disclosure Schedule except for such failures as would not be reasonably likely to have a Material Adverse Effect. All corporate actions taken by the Company have been duly authorized or ratified by any necessary corporate action, and the Company has not taken any action that in any respect conflicts, that constitutes a default under or results in a violation of any provision of its Articles of Incorporation or By-laws. True and correct copies of the Articles of Incorporation and By-laws of the Company, each as in effect on the date hereof, have been delivered by the Sellers to the Purchaser.

                  SECTION 3.03. Subsidiaries. (a) Section 3.03(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

                  (b) Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, neither the Company nor any Subsidiary is a member of any partnership nor is the Company or any Subsidiary a participant in any joint venture or similar arrangement.

                  (c) Each Subsidiary that is a corporation: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary except for such failures as would not be reasonably likely to have a Material Adverse Effect. Each Subsidiary that is not a corporation: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary except for such failures as would not be reasonably likely to have a Material Adverse Effect.

                  (d) All corporate actions taken by each Subsidiary have been duly authorized or ratified by any necessary corporate action and no Subsidiary has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or By-laws (or similar organizational documents). True and complete copies of the Certificate of Incorporation and By-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been delivered by the Sellers to the Purchaser.

                  SECTION 3.04. Capitalization. (a) The authorized capital stock of the Company consists of 100,000 Shares of Common Stock. As of the date hereof, 100,000 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding Shares of Common Stock was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating either the Sellers or the Company to issue or sell any Shares, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all of the issued and outstanding capital stock of the Company. Such Seller owns his, her or its Shares of record and beneficially free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of such Seller's Shares in the name of the Purchaser in the stock records of the Company, the Purchaser, assuming it shall have purchased such Shares for value in good faith and without notice of any adverse claim, will own such Shares free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and nonassessable. Except as set forth on Schedule 3.04, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

                  (b) The stock register of the Company accurately records: (i) the name and address of each Person owning shares and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

                  (c) All the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating the Sellers, the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

                  SECTION 3.05. Corporate Books and Records. The minute books of the Company and the Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiaries. Complete and accurate copies of all such minute books and of the stock register of the Company and each Subsidiary have been provided by the Sellers to the Purchaser.

                  SECTION 3.06. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.07 have been obtained and all filings and notifications listed in Section 3.07 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers do not and will not
(a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or by-laws or the trust agreements (or similar organizational documents) of each Seller (if applicable), the Company or any Subsidiary, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of ) any Law or Governmental Order applicable to the Sellers, the Company, any Subsidiary or any of their respective assets, properties or businesses, or (c) except as set forth on
Section 3.06 of the Disclosure Schedule conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Sellers, the Company or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected, in each case, as would reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.07. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Sellers do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority except (a) as described in Section 3.07 of the Disclosure Schedule and (b) the notification requirements of the HSR Act.

                  SECTION 3.08. Financial Information; Books and Records. (a)
(i) True and complete copies of (A) the audited consolidated balance sheet of the Company for each of the three fiscal years ended as of December 31, 1998, 1999 and 2000, and the related audited consolidated statements of income, retained earnings and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Sellers' Accountants (collectively referred to herein as the "Financial Statements") and
(B) the unaudited consolidated balance sheet of the Company as of June 30, 2001, and the related unaudited consolidated statements of income, retained earnings and cash flows of the Company, together with all related notes and schedules thereto (collectively referred to herein as the "Interim Financial Statements") have been delivered by the Sellers to the Purchaser. (ii) The Financial Statements and the Interim Financial Statements (A) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (B) present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, and (C) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries other than the absence of footnotes with respect to the Interim Financial Statements and (D) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby.

                  (b) The books of account and other financial records of the Company and the Subsidiaries are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies.

                  SECTION 3.09. Absence of Undisclosed Liabilities. Except as set forth on Section 3.09 of the Disclosure Schedule, there are no Liabilities of the Company or any Subsidiary, other than Liabilities (a) reflected or reserved against on the Reference Balance Sheet or in the footnotes thereto or
(b) incurred since the date of the Reference Balance Sheet in the ordinary course of business, consistent with past practice, of the Company and the Subsidiaries and which do not and would not reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.10. Receivables. Section 3.10 of the Disclosure
Schedule is an aged list of the Receivables as of June 30, 2001 showing separately those Receivables that as of such date had been outstanding for (a) 35 days or less, (b) 36 to 60 days, (c) 61 to 90 days and (d) more than 91 days. Except to the extent, if any, reserved for on the Reference Balance Sheet, all Receivables arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Inventories or services to Persons not affiliated with the Sellers, the Company or any Subsidiary and in the ordinary course of business consistent with past practice and, except as reserved against on the Reference Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company or a Subsidiary not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

                  SECTION 3.11. Inventories. Except as set forth on Section 3.11 of the Disclosure Schedule, subject to amounts reserved therefor on the Reference Balance Sheet, the values at which all Inventories are carried on the Reference Balance Sheet reflect the historical inventory valuation policy of the Company and the Subsidiaries of stating such Inventories at the lower of cost (determined on an average cost basis) and market value and all Inventories are valued such that the Company and the Subsidiaries, subject to periodic changes in market conditions, are expected to generate customary gross margins. The Company or a Subsidiary, as the case may be, has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete or damaged. The Inventories do not consist of any items held on consignment. Neither the Company nor any Subsidiary is under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the Reference Balance Sheet Date. Except as set forth on Section
3.11 of the Disclosure Schedule, neither the Company nor any Subsidiary has acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company or any Subsidiary changed the price of any Inventory except for (a) price reductions to reflect any reduction in the cost thereof to the Company or such Subsidiary, (b) reductions and increases responsive to normal competitive conditions and consistent with the Sellers', the Company's or such Subsidiary's past sales practices and (c) increases to reflect any increase in the cost thereof to the Company or such Subsidiary. The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can reasonably be expected to be sold in the ordinary course of the business consistent with past practice.

                  SECTION 3.12. Acquired Assets. Except as set forth in Section
3.12 of the Disclosure Schedule, since the Reference Balance Sheet Date, all the Assets have been acquired for consideration not less or greater than the fair market value of such Assets at the date of such acquisition.

                  SECTION 3.13. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, except as set forth in Section

3.13 of the Disclosure Schedule, the business of the Company and the Subsidiaries has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as set forth in Section 3.13 of the Disclosure Schedule, since the Reference Balance Sheet Date, neither the Company nor any Subsidiary has:

                  (a) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company or any Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

                  (b) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability related to the Company or the Subsidiaries, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

                  (c) written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any Inventories or Receivables other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

                  (d) made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by U.S. GAAP;

                  (e) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), other than the sale of Inventories in the ordinary course of business consistent with past practice;

                  (f) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Subsidiary;

                  (g) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company;

                  (h) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

                  (i) made any capital expenditure or commitment for any capital expenditure in excess of $10,000;

                  (j) made, revoked or changed any express or deemed Tax election or method of Tax accounting, or settled or compromised any liability with respect to Taxes of the Company or any Subsidiary;

                  (k) incurred any Indebtedness in excess of $100,000, except pursuant to the Company Credit Agreement;

                  (l) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

                  (m) except for increases in the ordinary course of business to employees whose annual compensation does not exceed $80,000, (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan, or (ii) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement or involving ordinary increases consistent with the past practices of the Company or such Subsidiary;

                  (n) terminated, discontinued, closed or disposed of any plant, facility or other business operation, laid off any employees (other than layoffs of less than 25 employees in any six-month period in the ordinary course of business consistent with past practice), implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Treasury Regulations or announced or planned any such action or program for the future;

                  (o) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company or any Subsidiary has any right, title, interest or license;

                  (p) suffered any Material Adverse Effect; or

                  (q) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.13, except as expressly contemplated by this Agreement and the Ancillary Agreements.

                  SECTION 3.14. Litigation. Except as set forth in Section 3.14 of the Disclosure Schedule, there are no Actions by or against the Company or any Subsidiary (or by or against the Sellers or any Affiliates thereof and relating to the Company or any Subsidiary) pending before any Governmental Authority (or, to the best knowledge of the Sellers after due inquiry, threatened to be brought by or before any Governmental Authority). None of the matters set forth in Section 3.14 of the Disclosure Schedule has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or thereby.

                  SECTION 3.15. Compliance with Laws. (a) Except as (i) set forth in Section 3.15(a) of the Disclosure Schedule, (ii) would not adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, (iii) would not adversely affect the ability of the Company and the Subsidiaries to conduct their business or (iv) would not otherwise have a Material Adverse Effect, the Company and the Subsidiaries have each conducted and continue to conduct their business in accordance with all Laws and Governmental Orders applicable to the Company or any Subsidiary or any of their properties or assets, and neither the Company nor any Subsidiary is in violation of any such Law or Governmental Order.

                  (b) Section 3.15(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Company, any Subsidiary or any of their properties or assets, and no such Governmental Order has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or thereby.

                  SECTION 3.16. Environmental and Other Permits and Licenses; Related Matters. (a) Except as set forth in Section 3.16 of the Disclosure
Schedule:

                  (i) The Company and each Subsidiary is in material compliance with, and for the past three years has been in material compliance with, all applicable Environmental Laws and all Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit.

                  (ii) There are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any of the Real Property or, during the period of the Company's or any Subsidiary's ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary.

                  (iii) There has been no Release of any Hazardous Material in violation of applicable Laws or the rights of third parties on any of the Real Property or, during the period of the Company's or any Subsidiary's ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary.

                  (iv) Neither the Company nor any Subsidiary is conducting, and none of them has undertaken or completed, any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

                  (v) There is no asbestos or asbestos-containing material on any of the Real Property.

                  (vi) None of the Real Property is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or CERCLIS or on any analogous federal, state or local list.

                  (vii) There are no Environmental Claims pending or threatened against the Company, any Subsidiary or the Real Property, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including, without limitation, with respect to any off-site disposal location presently or formerly used by the Company or any Subsidiary or any of its predecessors or with respect to previously owned or operated facilities.

                  (viii) There are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

                  (b) The Sellers have provided the Purchaser with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Real Property, the Company or any Subsidiary, and (ii) all insurance policies issued at any time that may provide coverage to the Company or any Subsidiary for environmental matters.

                  (c) Neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

                  SECTION 3.17. Material Contracts. (a) Section 3.17(a) of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral agreements) of the Company and the Subsidiaries (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any Real Property including, without limitation, all contracts, agreements, leases and subleases listed or otherwise set forth in Section 3.19(d) of the Disclosure Schedule, all Company IP Agreements listed or otherwise set forth in Section 3.18(a) of the Disclosure Schedule, and all contracts, agreements, leases and subleases relating to personal property, being "Material Contracts"):

                  (i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property, with any supplier or for the furnishing of services to the Company or any Subsidiary under the terms of which the Company or any Subsidiary (A) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2001, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract or (C) cannot be cancelled by the Company or such Subsidiary without penalty or further payment and without more than 30 days' notice;

                 (ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of Inventory or other personal property, or for the furnishing of services by the Company or any Subsidiary which
         (A) is likely to involve consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2001, (B) is likely to involve consideration of more than $250,000 in the aggregate over the remaining term of the contract or (C) cannot be cancelled by the Company or such Subsidiary without penalty or further payment and without more than 30 days' notice;

                 (iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party;

                  (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which are not cancellable without penalty or further payment and without more than 30 days' notice;

                  (v) all contracts and agreements relating to Indebtedness of the Company or any Subsidiary;

                 (vi) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

                 (vii) all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

                 (viii) all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and the Sellers or any Affiliate of the Sellers (other than the Company or any Subsidiary), on the other hand;

                 (ix) all contracts and agreements providing for benefits under any Plan; and

                 (x) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or any Subsidiary, or the absence of which would have a Material Adverse Effect.

For purposes of this Section 3.17 and Sections 3.19 and 3.20, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

                  (b) Except as set forth in Section 3.17(b) of the Disclosure Schedule and as would reasonably not be expected to have a Material Adverse Effect, each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary

Agreements, except to the extent that any consents set forth in Section 3.07 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in breach of, or default under, any Material Contract.

                  (c) Except as set forth in Section 3.17(c) of the Disclosure Schedule and as would reasonably not be expected to have a Material Adverse Effect, (i) to the knowledge of the Sellers, no other party to any Material Contract is in breach thereof or default thereunder and (ii) neither the Company or any Subsidiary has received any notice of termination, cancellation, breach or default under any Material Contract.

                  (d) The Sellers have made available to the Purchaser true and complete copies of all Material Contracts.

                  SECTION 3.18. Intellectual Property. (a) Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list of (i) all material patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the Company Intellectual Property, (ii) all material Company IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap licenses that is not material to the Company, and (iii) other Company Intellectual Property material to the Company.

                  (b) The Company or a Subsidiary is the exclusive owner of the entire right, title and interest in and to the Company Intellectual Property, and has a valid license to use the Licensed Intellectual Property. The Company or a Subsidiary is entitled to use all Company Intellectual Property and Licensed Intellectual Property in their businesses without limitation, subject only to the terms of the Company IP Agreements, as the case may be. The Company Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part, and, to the knowledge of the Sellers, are valid and enforceable.

                  (c) To the knowledge of the Sellers, the Company or any Subsidiary, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, and, except as disclosed in Section 3.18(c) of the Disclosure Schedule, no Action alleging any of the foregoing is pending, and no unresolved, written Claim has been threatened or asserted against the Company or any Subsidiary alleging any of the foregoing. To the knowledge of the Sellers or the Company, no person is engaging in any activity that infringes the Company Intellectual Property.

                  SECTION 3.19. Real Property. (a) Section 3.19(a) of the Disclosure Schedule lists (i) the street address of each parcel of Owned Real Property, (ii) the date on which each parcel of Owned Real Property was acquired, (iii) the current owner of each parcel of Owned Real Property, and
(iv) the current use of each parcel of Owned Real Property.

                  (b) Section 3.19(b) of the Disclosure Schedule lists (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property.

                  (c) Except as described in Section 3.19(c) or 3.15(a) of the Disclosure Schedule, there is no material violation of any Law (including, without limitation, any building, planning or zoning law) relating to any of the Real Property. The Sellers have made available to the Purchaser true, legible and complete copies of each deed for each parcel of Owned Real Property and, to the extent available, for each parcel of Leased Real Property and all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, permits, other Encumbrances, title documents and other documents relating to or otherwise affecting the Real Property, the operations of the Company or any Subsidiary thereon or any other uses thereof. Neither the Company nor any Subsidiary has leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has the Company or any Subsidiary assigned its interest under any lease or sublease listed in Section 3.19(b) of the Disclosure Schedule to any third party.

                  (d) Section 3.19(d) of the Disclosure Schedule sets forth a true and complete list of all leases and subleases relating to the Real Property and any and all ancillary documents (the "Ancillary Lease Documents") pertaining thereto (including, but not limited to, all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including, without limitation, consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates). With respect to each of such leases and subleases, except as otherwise set forth in Section 3.19(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including, without limitation, any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, "Options").

                  (e) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best knowledge of the Sellers after due inquiry, threatened against the Real Property.

                  (f) All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement and the Ancillary Agreements will not require the issuance of any new or amended certificate of occupancy, and, to the best knowledge of the Sellers after due inquiry, there are no facts that would prevent the Real Property from being occupied by the Company or any Subsidiary, as the case may be, after the Closing in the same manner as occupied by the Company or such Subsidiary immediately prior to the Closing.

                  SECTION 3.20. Assets. (a) Except as set forth in Section 3.20 of the Disclosure Schedule, either the Company or a Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Company Intellectual Property, the Licensed Intellectual Property, Company IP Agreements, the Real Property and the tangible personal property owned, leased or used by the Company or such Subsidiary, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or any Subsidiary (all such properties, assets and rights being the "Assets"). Either the Company or a Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as set forth in Section 3.19(c) or 3.20 of the Disclosure Schedule and (ii) Permitted Encumbrances.

                  (b) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of the business of the Company. At all times since the Reference Balance Sheet Date, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

                  (c) Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Company or a Subsidiary, as the case may be, will continue to own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interests in the Assets, without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

                  SECTION 3.21. Customers. Listed in Section 3.21 of the Disclosure Schedule are the names and addresses of the 20 most significant customers (by revenue) of the Company for the twelve-month period ended July 31, 2001 and the amount for which each such customer was invoiced during such period. Except as set forth in Section 3.21 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any notice that any such customer of the Company has ceased, or will cease, to use the products, equipment, goods or services of the Company or any Subsidiary, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

                  SECTION 3.22. Suppliers. Listed in Section 3.22 of the Disclosure Schedule are the names and addresses of each of the 20 most significant suppliers of raw materials, supplies, merchandise and other goods for the Company for the twelve-month period ended July 31, 2001 and the amount for which each such supplier was paid by the Company and the Subsidiaries during such period. Except as set forth in Section 3.22 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any notice or has any reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases.

                  SECTION 3.23. Employee Benefit Matters. (a) Plans and Material Documents. Section 3.23(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Sections 4069, 201 or 4212 of ERISA (collectively, the "Plans"). Each Plan is in writing and the Sellers have furnished to the Purchaser a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as set forth in Section 3.23(a) of the Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary.

                  (b) Absence of Certain Types of Plans. Except as set forth in
Section 3.23(b) of the Disclosure Schedules, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or, (iii) could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of such term under section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

                  (c) Compliance with Applicable Law. With respect to the Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the company or any of its Subsidiaries could be subject to any material liability under the terms of such Plan, ERISA, the Code or any other applicable Law. Neither the Company nor any of its Subsidiaries has any actual or contingent liability under Title IV of ERISA. No legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

                  (d) Qualification of Certain Plans. Each Plan which is intended to be qualified under section 401(a) of the Code or section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

                  (e) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists which could give rise to any such challenge or disallowance.

                  (f) WARN Act. The Company and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

                  SECTION 3.24. Labor Matters. Except as set forth in Section
3.24 of the Disclosure Schedule, (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Subsidiary; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Sellers after due inquiry, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) neither the Company nor any Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract which could have a Material Adverse Effect; (d) there are no complaints, changes, claims, actions, suits or proceedings pending or threatened against the Company before the National Labor Relations Board, the Equal Opportunity Commission or any other Governmental Authority relating to employees or employment practice; and (e) the Company and each Subsidiary are currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, worker classification, occupational safety and health and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority.

                  SECTION 3.25. Taxes. (a) (i) Except as set forth on Section
3.25 of the Disclosure Schedule, all returns and reports in respect of Taxes ("Tax Returns") required to be filed with respect to the Company and each Subsidiary have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects (solely for purposes of this subsection (iii), the term "material" shall be interpreted to mean that any failures of such Tax Returns to be true, correct or complete result in an adverse tax impact which, in the aggregate, amounts to greater than $250,000); (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority and, to the best knowledge of the Sellers after due inquiry, no basis exists for any such adjustment; (v) there are no pending or, to the best knowledge of the Sellers after due inquiry, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Subsidiary; (vi) no consent under section 341(f) of the Code has been filed with respect to the Company or any Subsidiary; (vii) all sales and license transactions between the Sellers and any Subsidiary, and between any of the Subsidiaries, have been conducted on an arm's-length basis; (viii) there are no Tax liens on any assets of the Company or any Subsidiary; (ix) the Company is, and has been since July 1, 1988, a valid "Subchapter S corporation" under section 1361 of the Code and under comparable provisions of state and local Tax law, it has fully paid all Taxes that could be imposed under sections 1363(d), 1374 or 1375 of the Code, and under comparable provisions of state and local Tax law, and it does not have any accumulated earnings and profits from taxable years prior to its becoming a Subchapter S corporation; (x) except as set forth in Section 3.25 of the Disclosure Schedule, each of the Subsidiaries either is, and has been since its inception, a "qualified subchapter S subsidiary" within the meaning of the Code, and under comparable provisions of state and local Tax law, or is, and has been since its inception, disregarded as an entity separate from the Company for U.S. federal, state and local Tax purposes; (xi) neither the Company nor any Subsidiary has been a member of an affiliated group (within the meaning of section 1504(a)(1) of the Code) of corporations that files a consolidated Tax Return for U.S. federal, state, local or foreign income Tax purposes; (xii) none of the Company or Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code; (xiii) none of the Company or Subsidiaries is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required income or franchise Tax Returns; (xiv) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (xv) neither the Company nor any Subsidiary is subject to any accumulated earnings tax, personal holding company tax or similar tax; (xvi) the financial statements of the Company and the Subsidiaries contain adequate reserves and balances to satisfy all liability for Taxes for the periods covered thereby; (xvii) no Company or Subsidiary has any income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method; (xviii) there are no Tax sharing, indemnity or similar agreements in effect among or between any of the Sellers, the Company or any Subsidiaries; and (xix) the Company and the Subsidiaries have collected all required sales, value-added and similar Taxes, and all payroll and other withholding Taxes, and have remitted all such Taxes to the proper Taxing authority on a timely basis and in accordance with applicable procedures.

                  (b) (i) Section 3.25 of the Disclosure Schedule lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of the Company and the Subsidiaries for the last five taxable periods, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit; and (ii) the Sellers have delivered to the Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary, in each case, relating to taxable periods beginning on or after January 1, 1995.

                  SECTION 3.26. Insurance. All material assets, properties and risks of the Company and each Subsidiary are, and for the past five years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Company or a Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company or such Subsidiary, as the case may be.

                  SECTION 3.27. Company Products. (a) All products held by the Company or the Subsidiaries for sale, transfer, conveyance or distribution to customers (the "Company Products") and all prior sales of products by the Company or any Subsidiary are in all material respects in conformity with applicable industry standards or regulations set forth (i) by Law, (ii) by relevant Governmental Authorities or (iii) by the relevant customer contract (or other applicable agreement, arrangement or understanding with customers) to which such Company Products relate.

                  (b) The Company and the Subsidiaries have maintained complete and accurate records regarding the Company Products in accordance with applicable industry standards and as required by Law.

                  SECTION 3.28. Individual Property. The Individual Property, in the aggregate, is not valued at greater than $100,000.

                  SECTION 3.29. Brokers. Except for First Union Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Sellers, the Company and the Subsidiaries. The Sellers (and not the Company or Subsidiary) are solely responsible for the fees and expenses of First Union Securities.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

                  As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

                  SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated by this Agreement and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

                  SECTION 4.02. No Conflict. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or by the Ancillary Agreements.

                  SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except (a) as described in a writing given to the Sellers by the Purchaser on the date of this Agreement and (b) the notification requirements of the HSR Act.

                  SECTION 4.04. Information Concerning the Company. (a) The Purchaser's Annual Report on Form 10-K for its fiscal year ended February 24, 2001 and the Purchaser's Quarterly Report on Form 10-Q for the quarter ended May 26, 2001, each as filed with the U.S. Securities and Exchange Commission (the "Commission"), copies of which have been furnished to the Sellers, as of their respective filing dates did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, under the circumstances in which they were made, not misleading.

                  (b) Since May 31, 2001 there has not been, and prior to the Closing there shall not have been, any Purchaser Material Adverse Effect.

                  SECTION 4.05. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

                  SECTION 4.06. Litigation. No Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or thereby.

                  SECTION 4.07. SEC Documents. The Purchaser has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2001 (all such documents as amended since the date of their filing, the "Purchaser SEC Documents"). As of their respective dates, the Purchaser SEC Documents (including all filings incorporated by reference therein) complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such Purchaser SEC Documents. None of the Purchaser SEC Documents (including any and all financial statements included therein and all filings incorporated by reference therein) as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser has filed a Registration Statement on Form S-4 (File No. 333-66934) (the "Registration Statement"), including a prospectus relating to the issuance of the shares of the Purchaser Common Stock from time to time in mergers, acquisitions and other similar transactions in accordance with Rule 415 under the Securities Act, with the Commission. None of the information supplied or incorporated by reference in the Registration Statement, at the time the Registration Statement was filed with the Commission contained, nor at the time it becomes effective under the Securities Act, or as of the Closing, will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement complies as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                  SECTION 4.08. Capitalization. The authorized capital stock of Purchaser consists of 50,000,000 shares of Purchaser Common Stock and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of August 9, 2001, (i) 32,187,244 shares of Purchaser Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, and no shares of Preferred Stock were issued and outstanding, (ii) no shares of Purchaser Common Stock were held in the treasury of Purchaser or by any Subsidiary of Purchaser and (iii) 6,759,736 shares of Purchaser Common Stock were reserved for issuance pursuant to outstanding stock options issued under the Purchaser's 1989, 1996, Directors and UK Stock Option Plans (the "Purchaser Plans"). Except for the stock options granted pursuant to the Purchaser Plans and shares of Purchaser Common Stock issuable pursuant to the Purchaser Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Purchaser is a party or by which

Purchaser is bound relating to the issued or unissued capital stock of Purchaser or obligating Purchaser to issue or sell any shares of capital stock of, or other equity interests in, Purchaser. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock. The Purchaser Common Stock is listed for trading on the NASDAQ National Market System and no proceeding which could reasonably be expected to result in the delisting of the Purchaser Common Stock from the NASDAQ National Market System (or its transfer to the NASDAQ Small Cap Market) is pending or, to the knowledge of Purchaser, threatened.

                  SECTION 4.09. Authorization of Purchaser Common Stock. The issuance of the shares of Purchaser Common Stock to Sellers hereunder has been, duly authorized by all necessary corporate action on the part of the Purchaser and, upon issuance in accordance with the terms of this Agreement, such shares of Purchaser Common Stock will be validly issued, fully paid and nonassessable and issued free of the pre-emptive rights of any Person.

                  SECTION 4.10. Financing. Prior to the Closing Date, the Purchaser shall have obtained all financing necessary for it to consummate the purchase of the Shares and the other transactions contemplated hereby.

                  SECTION 4.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. Conduct of Business Prior to the Closing. (a) The Sellers covenant and agree that, except as described in Section 5.01(a) of the Disclosure Schedule, between the date hereof and the time of the Closing, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company's and such Subsidiary's prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Disclosure Schedule, the Sellers shall cause the Company and each Subsidiary to (i) continue their pricing and purchasing policies in accordance with past practice not to increase or decrease the prices of Inventory, (ii) not shorten or lengthen the customary payment cycles for any of their payables or receivables, (iii) use their reasonable best efforts to (A) preserve intact their business organizations and the business organization of the business, (B) keep available to the Purchaser the services of the employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and each Subsidiary and (D) preserve their current relationships with their customers, suppliers and other persons with which they have had significant business relationships, and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Sellers to be untrue or result in a breach of any covenant made by the Sellers in this Agreement.

                  (b) Except as described in Section 5.01(b) of the Disclosure Schedule, the Sellers covenant and agree that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, neither the Company nor any Subsidiary will do any of the things enumerated in the second sentence of Section 3.13 (including, without limitation, clauses (a) through (o) and (q) thereof).

                  SECTION 5.02. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Sellers shall cause the Company and the Subsidiaries and each of the Company's and the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary including, without limitation, access to enter upon such properties, plants and facilities to investigate and collect air, surface water, groundwater and soil samples or to conduct any other type of environmental assessment and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company or any Subsidiary and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company, and the Subsidiaries (or legible copies thereof) as the Purchaser may from time to time reasonably request.

                  (b) In order to facilitate the resolution of any claims made by or against or incurred by the Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Company and the Subsidiaries for periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and the Subsidiaries and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Sellers reasonable access (including the right to make photocopies at the expense of the Seller), during normal business hours, to such books and records.

                  (c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, the Company or any Subsidiary after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Sellers shall (i) retain the books and records of the Sellers relating to the Company and the Subsidiaries for periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and the Subsidiaries which shall not otherwise have been delivered to the Purchaser, the Company or any Subsidiary and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser, the Company or any Subsidiary reasonable access (including the right to make photocopies, at the expense of the Purchaser, the Company or such Subsidiary), during normal business hours, to such books and records.

                  SECTION 5.03. Confidentiality. The Sellers and, prior to the Closing, the Purchaser, agree to, and shall cause their respective agents, representatives, Affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to Trade Secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company and each Subsidiary, (b) in the event that any party hereto, or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the other parties hereto with prompt written notice of such requirement so that the Purchaser, the Company, any Subsidiary or the Sellers may seek a protective order or other remedy or waive compliance with this Section 5.03, (c) in the event that such protective order or other remedy is not obtained or any party waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information. Subject to Section 5.02(c), the Sellers shall promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Sellers or any of their agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 5.02(c), destroy any and all additional copies then in the possession of the Sellers or any of their respective agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Sellers or, if applicable, the Purchaser, or any of their respective agents, representatives, Affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.

                  SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) The Sellers and the Purchaser shall each use their reasonable best efforts to obtain (and the Sellers shall use reasonable best efforts to cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

                  (b) The Sellers shall or shall cause the Company and the Subsidiaries to give promptly such notices to third parties and use their best efforts to obtain such third party consents and estoppel certificates as are necessary or desirable in connection with the transactions contemplated by this Agreement.

                  (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Sellers and the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser reasonably may deem adverse to the interests of the Purchaser, the Company, any Subsidiary or the business.

                  (d) The Purchaser and the Sellers each know of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

                  (e) The Sellers and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company or any Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company or any Subsidiary is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Purchaser, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

                  SECTION 5.05. Notice of Developments. Prior to the Closing, each party shall promptly notify the other parties in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which have resulted or could reasonably be expected to result in any breach of a representation or warranty or covenant of such party in this Agreement and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations of the Company, the Subsidiaries or, to the extent such developments have already been publicly announced by the Purchaser, the Purchaser.

                  SECTION 5.06. No Solicitation or Negotiation. The Sellers agree that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Sellers, the Company, the Subsidiaries or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any Subsidiary or assets of the Company or any Subsidiary (other than Inventory to be sold in the ordinary course of business consistent with past practice), (B) to enter into any merger, consolidation or other business combination with the Company, any Subsidiary or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiary or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Sellers shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the

Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Sellers agree not to, and to cause the Company and each Subsidiary not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Sellers, the Company or any Subsidiary is a party.

                  SECTION 5.07. Non-Competition. (a) For a period of seven years after the Closing (the "Restricted Period"), the Sellers shall not engage, directly or indirectly, in any business anywhere in the world that supplies products or services of the kind supplied by the Company or any Subsidiary as of the Closing Date (a "Competing Business") or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser, the Company or any Subsidiary in supplying products or services of the kind supplied by the Company or any Subsidiary as of the Closing Date; provided, however, that, for the purposes of this Section 5.07, ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange or NASDAQ shall not be deemed to be in violation of this Section 5.07 as long as the Person owning such securities has no other connection or relationship with such competitor.

                  (b) The Sellers agree with the Purchaser that, for a period of seven years following the Closing, the Sellers will not in any way, directly or indirectly, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Company or any Subsidiary with whom the Company, any Subsidiary or the Sellers had any dealings during the period of time in which the Company was an Affiliate of the Sellers for the purpose engaging in any Competing Business or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company or any Subsidiary, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Company or any Subsidiary, or induce or attempt to induce any of them to leave the employ of the Company or any Subsidiary or violate the terms of their contracts, or any employment arrangements, with the Company or any Subsidiary.

                  (c) The Restricted Period shall be extended by the length of any period during which any Seller is in breach of the terms of this Section 5.07.

                  (d) The Sellers acknowledge that the covenants of the Sellers set forth in this Section 5.07 are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with these covenants, the Purchaser would not have entered into this Agreement. The Sellers acknowledge that this Section 5.07 constitutes an independent covenant and shall not be affected by performance or non-performance of any other provision of this Agreement by the Purchaser. The Sellers have independently consulted with their counsel and after such consultation agree that the covenants set forth in this
Section 5.07 are reasonable and proper.

                  SECTION 5.08. Release of Indemnity Obligations. The Sellers covenant and agree, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Subsidiary, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Company and Subsidiary from any and all obligations to indemnify the Sellers or otherwise hold any of them harmless pursuant to any agreement or other arrangement entered into prior to the Closing; provided, however, that the Company and each Subsidiary shall not be released and discharged from (a) obligations to provide benefits to certain individuals in their capacities as officers or employees or (b) obligations to indemnify certain individuals in their capacities as directors or officers of the Company or a Subsidiary for attorneys fees and expenses incurred in connection with any claim against such individual which such individual successfully defends on the merits.

                  SECTION 5.09. Registration of Shares. (a) The shares of Purchaser Common Stock to be issued to the Sellers upon the Closing and the issuance of such Shares shall be registered by the Registration Statement and Sellers shall receive such Shares thereunder.

                  (b) The Sellers covenant and agree to cause the Company to provide the Purchaser with any financial statements or other information regarding the Company necessary to complete any filings made with the Commission which filings are required in order to (i) cause the Registration Statement to become effective and (ii) maintain compliance with the Securities Exchange Act of 1934, as amended; provided, that, prior to the Closing, none of such information shall be filed with the Commission without the consent of the Sellers' Representative.

                  SECTION 5.10. Retention Bonuses. The Principal Sellers shall make all payments required under the Retention Agreements to be made by any Principal Seller to any employee or consultant of the Company or any Subsidiary thereunder. To the extent any amounts classified as Retention B Bonuses or Additional Retention Bonuses are not paid by the Principal Sellers to the applicable employees or consultants for any reason, such funds shall be paid to the Purchaser.

                  SECTION 5.11. Exchange Act Reports. For a period of two years after the Closing, the Purchaser shall timely file with the Commission all reports required to be filed pursuant to Sections 13 or 15(d) of the Exchange Act.

                  SECTION 5.12. Termination of Shareholder Agreement. As of the Closing Date, the Shareholder Agreement dated as of October 6, 1997 among the Company, Paul Mittentag, Adrianne Mittentag and the Secondary Sellers (the "Shareholder Agreement") shall be terminated by a written agreements between each of the Secondary Sellers and Paul Mittentag and Adrianne Mittentag, as applicable, pursuant to Section 5 thereof.

                  SECTION 5.13. Resignation of Directors and Officers. Prior to the Closing Date, the Sellers will cause the directors and executive officers (other than Paul Mittentag) to submit their resignations from such directorships or executive offices, as applicable, effective as of the Closing Date.

                  SECTION 5.14. Retained Tickets. The Principal Sellers shall retain the Tickets in accordance with section 2.02(c) and, prior to the Closing Date, the Principal Sellers shall reimburse the Company for the cost of the Tickets.

                  SECTION 5.15. Further Action. Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                EMPLOYEE MATTERS

                  SECTION 6.01. Employee Benefits Matters. (a) For a period of twelve months following the Closing, employees of the Company and each Subsidiary who continue their employment after the Closing with the Company or any Subsidiary (including those on vacation, leave of absence, or short-term disability who return to active employment within six months after the Closing) ("Transferred Employees") shall be provided with compensation and benefits (including salary and fringe benefits) which, in the aggregate, are no less favorable than those provided to such employees immediately preceding the Closing, and with appropriate employment positions, taking into consideration their respective prior experience and the best interests of the Company and Purchaser.

                  (b) For a period of twelve months following the Closing, the Purchaser shall cause the Company and each Subsidiary to provide the Transferred Employees with employee benefit plans, agreements, programs, policies and arrangements that are no less favorable, in the aggregate, than the Plans in effect immediately prior to the Closing. Nothing provided herein shall limit the Purchaser or the Company from offering Transferred Employees benefits under the Purchaser's employee benefit plans or arrangements; provided that such plans shall provide at the Closing employee benefits that, in the aggregate, are no less favorable than those in effect immediately prior to the Closing under the comparable Plans.

                  (c) The Purchaser, the Company and the Subsidiaries shall recognize each Transferred Employee's service with the Company or any Subsidiary as of the Closing ("Prior Service") as service with the Purchaser for eligibility and vesting purposes, but not for purposes of calculating benefits, as applicable in the "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), disability, fringe benefits and other employee benefit plans or policies that cover the employees of the Purchaser at the Closing ("Post-Closing Plans"), other than retiree medical and pension plans and employer matching contributions under the 401(k) plan; provided that Prior Service of Transferred Employees shall be counted for purposes of determining vacation accrual and severance benefits under any Post-Closing Plan; and further provided that, with respect to any Post-Closing Plan that is a welfare benefit plan, or any plan that would be a welfare benefit plan if it were subject to ERISA, for purposes of the Transferred Employees (their spouses and eligible dependents), the Purchaser and the Company shall (i) cause there to be waived any pre-existing condition, (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by the Company or any Subsidiary immediately prior to the Closing and
(iii) (other than under any Post-Closing Plan which is a retiree medical plan) recognize all credited service with the Company.

                  (d) As soon as practicable after the execution of this Agreement, the Company shall provide the Purchaser with all of the documentation and information (including the applicable documentation and information described in Section 3.23(a) of this Agreement) reasonably necessary for the Purchaser to determine whether a merger of the Company's 401(k) plan into the Purchaser's 401(k) plan would require amendment of the Company's 401(k) plan in order to satisfy section 411(d)(6) of the Code and the IRS regulations and rulings issued pursuant thereto. If the Purchaser determines that such amendment would be required, then as soon as practicable after that determination but in any event at least three days prior to the Closing, the Board of Directors of the Company shall adopt resolutions terminating the Company's 401(k) plan effective as of the date those resolutions are adopted and authorizing the officers of the Company to take such actions as they reasonably deem necessary or advisable to implement the termination of the plan, secure any necessary or advisable governmental approvals, and (subject to said approvals and any other reasonable conditions) provide for the transfer of electing participants' account balances thereunder to the Purchaser's 401(k) plan.

                                   ARTICLE VII

                                   TAX MATTERS

                  SECTION 7.01. Indemnity. (a) The Sellers agree, jointly and severally, to indemnify and hold harmless the Purchaser and its Affiliates, the Company and each Subsidiary against the following Taxes and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with such Taxes (except to the extent such Taxes are specifically identified as a reserve on the Interim Financial Statements and except for Taxes, other than those imposed on gross or net income or receipts, accrued in the ordinary course of business consistent with past practices since June 30, 2001): (i) Taxes imposed on the Company or any Subsidiary with respect to taxable periods or portions of taxable periods ending on or before the Closing Date; (ii) Taxes imposed on the Sellers, or any member of any affiliated group with which any of the Company or the Subsidiaries file or have filed a Tax Return on a consolidated, combined or unitary basis, for any taxable period ending on or before, or including, the Closing Date; (iii) Taxes imposed on the Purchaser, the Company or any Subsidiary as a result of any breach of warranty or misrepresentation under
Section 3.25; and (iv) Taxes imposed in connection with the Elections contemplated by Section 7.07 hereof.

                  (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                  (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

                  (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

                  SECTION 7.02. Tax Returns and Payments. (a) From the date of this Agreement through and after the Closing Date, the Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Company and the Subsidiaries that are due on or before or relate to any taxable period ending on or before the Closing Date (and the Purchaser shall do the same with respect to any taxable period ending after the Closing Date). Tax Returns of the Company and the Subsidiaries not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company and the Subsidiaries (except to the extent counsel for the Sellers or the Company render a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to each Tax Return relating to the Company or any of the Subsidiaries that is required to be filed by the Sellers, the Purchaser shall be provided by the Sellers with a copy of such completed Tax Return (together with appropriate supporting information and schedules) at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Purchaser and its authorized representatives shall have the right to review and comment on such Tax Return prior to its filing. With respect to each Tax Return relating to the Company or any of the Subsidiaries that is required to be filed by the Purchaser and as to which an amount of Tax is allocable to the Sellers under Section 7.01 hereof, the Purchaser shall provide the Sellers' Representative with a copy of such completed Tax Return (together with appropriate supporting information and schedules), and a statement setting forth the amount of Tax that is allocable to the Sellers, at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and the Sellers' Representative and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.

                  (b) The Sellers shall pay or cause to be paid when due and payable all Taxes with respect to the Company and the Subsidiaries for any taxable period ending on or before the Closing Date (except to the extent specifically identified as a reserve on the Interim Financial Statements and except for Taxes, other than those imposed on gross or net income or receipts, accrued in the ordinary course of business consistent with past practices since June 30, 2001) and the Purchaser shall so pay or cause to be paid Taxes for any taxable period after the Closing Date (subject to its right of indemnification from the Sellers by the date set forth in Section 7.04 for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Section 7.01(a) and 7.01(b)).

                  SECTION 7.03. Contests. (a) After the Closing, the Purchaser shall promptly notify the Sellers' Representative in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or any of the Company and the Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VII; provided, however, that the failure to give such notice will not affect the Purchaser's right to indemnification under this Article VII except to the extent, if any, that, but for such failure, the Sellers could have avoided all or a portion of the Tax liability in question.

                  (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that the Sellers acknowledge in writing their liability under this Agreement to hold the Purchaser and its Affiliates, the Company and the Subsidiaries harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to periods ending on or before the Closing Date (or, in the case of any taxable year that includes the Closing Date, against an adjustment allocable under Section 7.01(b) to the portion of such year ending on or before the Closing Date), the Sellers' Representative shall have the right at its expense to participate in and control the conduct of such audit or proceeding, but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Sellers have acknowledged their liability; the Purchaser also may participate in any such audit or proceeding and, if the Sellers' Representative does not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after 20 days' prior written notice to the Sellers' Representative setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which the Sellers have acknowledged their liability are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit proceeding with respect to the latter issues.

                  (c) With respect to issues relating to a potential adjustment for which both the Sellers (as evidenced by their acknowledgement under this Section 7.03) and the Purchaser or the Company or any Subsidiary could be liable, (i) both Purchaser and the Sellers' Representative may participate in the audit or proceedings, and (ii) the audit or proceedings shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VII by the Purchaser and the Sellers Representative.

                  (d) Neither the Purchaser nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party (which consent, in the case of the Sellers, shall be given by the Sellers' Representative on behalf of all the Sellers), which consent may not be unreasonably withheld. The Purchaser and the

Sellers agree to cooperate, and the Purchaser agrees to cause the Company and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

                  SECTION 7.04. Time of Payment. Payment by the Sellers of any amounts due under this Article VII in respect of Taxes shall be made (a) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Purchaser on which is required to be reported income for a period ending after the Closing Date for which the Sellers are responsible under Section 7.01(a) and 7.01(b) without regard to whether the Tax Return shows overall net income or loss for such period, and (b) within three Business Days following an agreement between the Sellers' Representative and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a "determination" as defined in section 1313(a) of the Code. If liability under this Article VII is in respect of costs or expenses other than Taxes, payment by the Sellers of any amounts due under this Article VII shall be made within five Business Days after the date when the Sellers have been notified by the Purchaser that the Sellers have a liability for a determinable amount under this Article VII and are provided with calculations or other materials supporting such liability.

                  SECTION 7.05. Cooperation and Exchange of Information. The Sellers and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of the Company or the Subsidiaries from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each of the Sellers and the Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                  SECTION 7.06. Conveyance Taxes. The Sellers and the Purchaser shall each be liable for 50% of any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, and any similar Taxes which become payable in connection with the sale of Shares pursuant to this Agreement. The Sellers, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Sellers to comply with the foregoing.

                  SECTION 7.07. Section 338(h)(10) Election. (a) The Sellers agree, upon the written request of the Purchaser, to join with Purchaser in making an election under section 338(g) and 338(h)(10) of the Code and any similar election as may be available under applicable state or local laws (the "Elections"), and in taking all steps necessary to effectuate the same.

                  (b) For purposes of making such Elections, the Purchaser shall determine the value of the tangible and intangible assets of the affected entities and shall timely provide the Sellers with an allocation of the Purchaser's "adjusted grossed-up basis" in the Shares (within the meaning of the Treasury Regulations under section 338 of the Code) to such assets (the "Allocation"). The Allocation shall be binding upon the Purchaser and the Sellers for purposes of allocating the "deemed selling price" (within the meaning of the Treasury Regulations) among the assets of the affected entities; provided, however, that, if the Sellers believe that all or a portion of the Allocation is materially incorrect, an independent accounting firm shall be selected by the Sellers' and the Purchaser's accounting firms, subject to the approval of both the Sellers and the Purchaser, to determine whether the Allocation is materially incorrect and the determination of such independent accounting firm shall be final. If the independent accounting firm determines that the Allocation is not materially incorrect, the Sellers and the Purchaser shall be bound by the Allocation. If the independent accounting firm determines that the Allocation (or any portion thereof) is materially incorrect, the Sellers and the Purchaser shall be bound by the Allocation, as adjusted by such independent accounting firm.

                  SECTION 7.08. Miscellaneous. (a) The Sellers and the Purchaser agree that all payments made by either of them to or for the benefit of the other (including any payments to the Company or any Subsidiary) under this
Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants shall be treated as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof, except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

                  (b) The portion of the Purchase Price allocable to the covenant not to compete, set forth in Section 5.07 and the Shares shall be agreed, prior to the Closing Date. In the event that the parties fail to so agree, the portion so allocable shall be determined by an independent valuation firm, the fees of which shall be shared equally. Neither the Sellers nor the Purchaser shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the allocation of the Purchase Price set forth herein and calculated under Section 7.07. Each of the Sellers and the Purchaser agree to cooperate with the other in preparing Form 8594 for filing by each and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date.

                  (c) Notwithstanding any provisions in this Agreement to the contrary, the obligations of the Sellers to indemnify and hold harmless the Purchaser and its Affiliates, the Company and the Subsidiaries pursuant to this
Article VII, and the representations and warranties contained in Section 3.25, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

                  SECTION 8.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement (i) that are not qualified by "materiality" or "Purchaser Material Adverse Effect" shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by "materiality" or "Material Adverse Effect" shall have been true and correct when made and shall be true and correct as of the Closing Date, except the representation contained in Section 4.04(b) and except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

                  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;

                  (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Sellers or the Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement, which is reasonably likely to render it impossible or unlawful to consummate such transactions or which is reasonably likely to have a Purchaser Material Adverse Effect;

                  (d) Ancillary Agreements. The Purchaser shall have executed and delivered to the Sellers each of the Ancillary Agreements to which it is a party;

                  (e) Employment Agreements. The Employment Agreements shall have been executed and delivered to the Company;

                  (f) Registration Statement. The Registration Statement shall have been declared effective, and no stop order terminating the effectiveness of the Registration Statement shall have been issued or threatened;

                  (g) NASDAQ Listing. The shares of Purchaser Common Stock to be issued to the Sellers hereunder shall have been duly listed on NASDAQ, subject to official notice of issuance; and

                  (h) Opinion of Counsel. The shareholders shall have received an opinion of Shearman & Sterling, counsel to the Purchaser, dated the date of the Closing, in the form attached hereto as Exhibit 8.01.

                  SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Sellers contained in this Agreement (i) that are not qualified by "materiality" or "Material Adverse Effect" shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by "materiality" or "Material Adverse Effect" shall have been true and correct when made and shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing Date shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Sellers to such effect signed by a duly authorized officer thereof;

                  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;

                  (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Sellers or the Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement, which is reasonably likely to render it impossible or unlawful to consummate such transactions or which is reasonably likely to have a Material Adverse Effect;

                  (d) Consents and Approvals. The Purchaser and the Sellers shall have received, each in form and substance reasonably satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates listed on Exhibit 8.02(d);

                  (e) No Material Adverse Effect. No Material Adverse Effect shall have occurred;

                  (f) Ancillary Agreements. The Sellers shall have executed and delivered to the Purchaser each of the Ancillary Agreements to which it is a party;

                  (g) Employment Agreements. The Employment Agreements shall have been executed and delivered to the Company and the Purchaser and no party to an Employee Agreement shall be in breach thereof;

                  (h) Certificate of Non-Foreign Status. Each of the Sellers shall have provided the Purchaser with a Certificate of non-foreign status (in a form satisfactory to the Purchaser) for purposes of sections 897 and 1445 of the Code;

                  (i) Registration Statement. The Registration Statement shall have been declared effective, and no stop order terminating the effectiveness of the Registration Statement shall have been issued or threatened;

                  (j) NASDAQ Listing. The shares of Purchaser Common Stock to be issued to the Sellers hereunder shall have been duly listed on NASDAQ, subject to official notice of issuance;

                  (k) Shareholder Agreement Termination. The Shareholder Agreement shall have been terminated pursuant to Section 5 thereof; and

                  (l) Opinion of Counsel. The shareholders shall have received an opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., counsel to the Sellers, dated the date of the Closing, in the form attached hereto as Exhibit 8.02.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  SECTION 9.01. Survival of Representations and Warranties. (a) The representations and warranties of the Sellers contained in this Agreement and the Ancillary Agreements shall survive the Closing until the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03 and 3.04 shall survive indefinitely, (ii) the representations and warranties dealing with Tax matters shall survive as provided in Section 7.08(c), and (iii) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Sellers contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Purchaser, survive the Closing until the expiration of the applicable statute of limitations with respect to the environmental liabilities (giving effect to any waiver, mitigation or extension thereof). If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

                  (b) The representations and warranties of the Purchaser contained in this Agreement and the Ancillary Agreements shall survive the Closing until the second anniversary of the Closing Date. If written notice of a Claim has been given prior to the expiration of the applicable representations and warranties by the Sellers to the Purchaser, then the relevant representations and warranties shall survive as to such Claim, until such Claim has been finally resolved.

                  SECTION 9.02. Indemnification by the Principal Sellers. (a) The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser

Indemnified Party") shall be indemnified and held harmless by Paul Mittentag and Adrianne Mittentag, jointly and severally, and the other Principal Sellers severally for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

                  (i) the breach of any representation or warranty made by the Principal Sellers contained in this Agreement or the Ancillary Agreements;

                  (ii) the breach of any covenant or agreement by the Principal Sellers contained in this Agreement or the Ancillary Agreements; and

                  (iii) Liabilities of the Company or any Subsidiary, whether arising before or after the Closing Date, arising from or relating to any of the items listed in subsection (b) of Section 3.14 of the Disclosure Schedule.

                  (b) A Purchaser Indemnified Party shall give the Principal Sellers notice of any matter which a Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Principal Sellers under this
Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX ("Third Party Claims") shall be governed by and be contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Principal Sellers notice of such Third Party Claim within 30 days of the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Principal Sellers from any of their obligations under this Article IX except to the extent that the Principal Sellers are materially prejudiced by such failure and shall not relieve the Principal Sellers from any other obligation or Liability that they may have to any Purchaser Indemnified Party otherwise than under this Article IX. If the Principal Sellers acknowledge in writing their obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Principal Sellers shall be entitled to assume and control the defense of such Third Party Claim at their expense and through counsel of their choice if they give notice of their intention to do so to the Purchaser Indemnified Party within five days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Purchaser Indemnified Party and the Principal Sellers, then the Purchaser Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Purchaser Indemnified Party determines counsel is required, at the expense of the Principal Sellers. In the event that the Principal Sellers exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Principal Sellers in such defense and make available to the Principal Sellers, at the Principal Sellers' expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party's possession or under the Purchaser Indemnified Party's control relating thereto as is reasonably required by the Principal Sellers. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Principal Sellers shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the Principal Sellers' expense, all such witnesses, records, materials and information in the Principal Sellers' possession or under the Principal Sellers' control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by the Principal Sellers without the prior written consent of the Purchaser Indemnified Party which consent shall not be unreasonably withheld; provided, however, that no Purchaser Indemnified Party shall be required to consent to any settlement that involves any relief to any party other than the payment of monetary damages.

                  SECTION 9.03. Indemnification by the Purchaser. (a) The Sellers and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

                  (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement or the Ancillary Agreements; or

                  (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement or the Ancillary Agreements.

                  (b) A Seller Indemnified Party shall give the Purchaser notice of any matter which such the Seller Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Purchaser under this Article IX with respect to Losses arising from Third Party Claims shall be governed by and be contingent upon the following additional terms and conditions: if a Seller Indemnified Party shall receive notice of any Third Party Claim, such Seller Indemnified Party shall give the Purchaser notice of such Third Party Claim within 30 days of the receipt by the Seller Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Purchaser from any of its obligations under this Article IX except to the extent that the Purchaser is materially prejudiced by such failure and shall not relieve the Purchaser from any other obligation or Liability that it may have to any Seller Indemnified Party otherwise than under this Article IX. If the Purchaser acknowledges in writing its obligation to indemnify a Seller Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Purchaser shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to such Seller Indemnified Party within five days of the receipt of such notice from the Seller Indemnified Party; provided, however, that, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of such Seller Indemnified Party in its sole and absolute discretion, for the same counsel to represent both the Seller Indemnified Party and the Purchaser, then the Seller Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Seller Indemnified Party determines counsel is required, at the expense of the Purchaser. In the event that the Purchaser exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Seller Indemnified Party shall cooperate with the Purchaser in such defense and make available to the Purchaser, at the Purchaser's expense, all witnesses, pertinent records, materials and information in the Seller Indemnified Party's possession or under the Seller Indemnified Party's control relating thereto as is reasonably required by the Purchaser. Similarly, in the event the Seller Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Purchaser shall cooperate with the Seller Indemnified Party in such defense and make available to the Seller Indemnified Party, at the Purchaser's expense, all such witnesses, records, materials and information in the Purchaser's possession or under the Purchaser's control relating thereto as is reasonably required by the Seller Indemnified Party. No such Third Party Claim may be settled by the Purchaser without the prior written consent of the Seller Indemnified Party which consent shall not be unreasonably withheld; provided, however, that no Seller Indemnified Party shall be required to consent to any settlement that involves any relief to any party other than the payment of monetary damages.

                  SECTION 9.04. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(a)(i) or 9.03(a)(i), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $625,000 for such Losses from the first dollar thereof, after which the Indemnifying Party shall be liable for such Losses from the first dollar thereof; (b) no Losses may be claimed under Section 9.02(a)(i) or 9.03(a)(i) by an Indemnified Party or shall be reimbursable by an Indemnifying Party or shall be included in calculating the aggregate Losses set forth in clause (a) above other than Losses in excess of $5,000 resulting from any single or aggregated claims arising out of the same facts, events or circumstances and (c) the maximum amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in
Section 9.02(a)(i) or 9.03(a)(i), as the case may be, shall be an amount equal to $25,000,000; provided, however, that the maximum amount of indemnifiable Losses which may be recovered from the Principal Sellers arising out of or resulting from environmental liabilities or Tax liabilities shall be an amount equal to $43,750,000 plus 25% of the Adjustment Amount.

                  SECTION 9.05. Distributions from Escrow Fund. In the event that (a) the Sellers shall not have objected to the amount claimed by the Purchaser for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (b) the Sellers shall have delivered notice of their disagreement as to the amount of any indemnification requested by the Purchaser and either (i) the Sellers and the Purchaser shall have, subsequent to the giving of such notice, mutually agreed that the Sellers are obligated to indemnify the Purchaser for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Purchaser for indemnification from the Sellers and the Escrow Agent shall have received, in the case of clause (i) above, written instructions from the

Sellers and the Purchaser or, in the case of clause (ii) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to the Purchaser from the Escrow Fund any amount determined to be owed to the Purchaser under this Article IX or under Article VII hereof in accordance with the Escrow Agreement.

                  SECTION 9.06. Tax Matters. Anything in this Article IX (except for the specific reference to Tax matters in Section 9.01 and 9.06 and the specific limitations set forth in the proviso to the final sentence of Section 9.04) to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by
Article VII.

                  SECTION 9.07. Sellers' Representative; Approval of Sellers.
(a) Paul Mittentag is hereby constituted and appointed as agent for and on behalf of the Sellers (the "Sellers' Representative") to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers' Representative for the accomplishment of the foregoing. Such agency may be changed by a vote of holders of a majority of the Shares immediately prior to the Closing upon not less than ten Business Days' prior written notice to the Purchaser. In the event of the death or disability (for more than 40 Business Days) of the Sellers' Representative or his resignation as Sellers' Representative and until a successor Sellers' Representative shall be appointed as provided above, Adrianne Mittentag shall act as the Sellers' Representative pending the appointment of the successor Sellers' Representative. No bond shall be required of the Sellers' Representative and the Sellers' Representative shall receive no compensation for his/her services. Notices or communications to or from the Sellers' Representative shall constitute notice to or from each of the Sellers. In connection with this Agreement, any Ancillary Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers' Representative hereunder or thereunder, the Sellers' Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or thereunder or any other agreement, instrument or document, excepting the only responsibility for any act or failure to act which represents willful misconduct. The Sellers' Representative shall be indemnified, jointly and severally, by the Sellers against all Losses of any nature whatsoever, arising out of or in connection with any claim or proceeding relating to the acts or omissions of the Sellers' Representative hereunder or pursuant to any Ancillary Agreement.

                  (b) A decision, act, consent or instruction of the Sellers' Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each such Seller, and the Purchaser may rely upon any such decision, act, consent, or instruction of the Sellers' Representative as being the decision, act, consent or instruction of each Seller. The Purchaser is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers' Representative.

                  (c) The Purchaser and the Company agree that, after the Closing, the reasonable administrative expenses of Sellers' Representative, but not any fees or expenses of attorneys or other advisors, shall be paid from time to time from the Escrow Fund; provided that such fees and expenses of attorneys and other advisors may be paid only out of, and prior to, any final distribution from the Escrow Fund to the Sellers.

                  SECTION 9.08. Other Indemnity Matters. (a) In the absence of fraud (i) the parties hereto agree that from and after the Closing Date their sole and exclusive remedy with respect to breaches of the representations and warranties contained herein shall be the indemnification provisions of this
Article IX and (ii) that with respect to breaches of representations and warranties of the Principal Sellers other than those relating to environmental liabilities or Tax, the sole recourse of Purchaser will be to the Escrow Fund held by the Escrow Agent.

                  (b) All amounts payable under this Article IX to any Indemnified Party in respect of any Loss shall be reduced by the amount of any tax benefits actually realized by such Indemnified Party and shall be increased by the amount of any tax cost actually incurred by such Indemnified Party in respect of such Loss or such indemnity payments.

                  (c) With respect to breaches of the representation and warranty of the Purchaser contained in Section 4.04(b), for which the Sellers are entitled to indemnification under Article IX, the Sellers shall recover losses (subject to the limitations set forth in Section 9.04) in shares of Purchaser Common Stock valued based on the closing price as reported on the NASDAQ National Market System one day prior to the payment by the Purchaser to the Sellers pursuant hereto.

                  (d) Each Principal Seller, other than Paul Mittentag and Adrianne Mittentag shall have a maximum liability with respect to any of the Principal Sellers' indemnification obligations hereunder equal to such Principal Sellers' pro rata portion of any such obligation.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by either the Sellers or the Purchaser if the Closing shall not have occurred by October 31, 2001; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

                  (b) by either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c) by the mutual written consent of the Sellers and the Purchaser.

                  SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03 and 11.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

                  SECTION 10.03. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 10.04.

                  SECTION 10.04. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE XI

                               GENERAL PROVISIONS

                  SECTION 11.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, and all retention bonuses or other transaction related bonuses paid to employees, consultants or advisors of the Sellers, the Company or any Subsidiary incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. For the avoidance of doubt, it is understood that neither the Company nor any of its Subsidiaries shall reimburse the costs and expenses of the Sellers as set forth above.

                  SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

              (a)      if to the Sellers:

                       Paul Mittentag
                       9 Tahiti Beach Island Road
                       Coral Gables, FL  33143
                       Telecopy:  (305) 629-2797

                       with a copy to:

                       Stearns Weaver Miller Weissler
                       Alhadeff & Sitterson, P.A.
                       Museum Tower
                       150 West Flagler Street
                       Miami, Florida 33130
                       Telecopy:  (305) 789-3395
                       Attention:  Stuart D. Ames, Esq.

              (b)      if to the Purchaser:

                       B/E Aerospace
                       1400 Corporate Center Way
                       Wellington, FL  33414
                       Telecopy:  (561) 791-3966
                       Attention:  Edmund J. Moriarty, Esq.
                                         General Counsel & Vice President of Law

                       with a copy to:

                       Shearman & Sterling
                       599 Lexington Avenue
                       New York, NY  10022-6069
                       Telecopy:  (212) 848-7179
                       Attention: Peter J. Rooney, Esq.

                  SECTION 11.03. Public Announcements. Except as required by applicable Law or NASDAQ rules, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

                  SECTION 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

                  SECTION 11.05. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

                  SECTION 11.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Sellers provided that such assignment shall not relieve the Purchaser from any of its obligations under this Agreement.

                  SECTION 11.07. No Third Party Beneficiaries. Except for the provisions of Article IX relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Sellers, the Company or any Subsidiary, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

                  SECTION 11.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Florida. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Florida for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

                  SECTION 11.09. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.09.

                  SECTION 11.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 11.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  SECTION 11.12. Concerning the Trustees. The parties each acknowledge and agree that the respective trustees of the trusts are parties hereto are executing this Agreement in their respective capacities as trustees and not in their individual capacities. Such trustees shall incur no personal liability to any party hereunder by virtue of their execution and delivery of this Agreement or otherwise and the parties hereto agree to look solely to the assets of the trust parties hereto with respect to any Claims they may have against such trust.


                          [Signatures are on next page]

                  IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   B/E AEROSPACE, INC.


                                   By: /s/ Thomas P. McCaffrey
                                       ----------------------------------------
                                       Name:  Thomas P. McCaffrey
                                       Title: Corporate Senior Vice President
                                              of Administration and Chief
                                                 Financial Officer




                                   SELLERS:

                                       /s/ Paul Mittentag
                                       ----------------------------------------
                                       Name:  Paul Mittentag


                                       /s/ Adrianne Mittentag
                                       ----------------------------------------
                                       Name:  Adrianne Mittentag


                                       /s/ Stuart Mittentag
                                       ----------------------------------------
                                       Name:  Stuart Mittentag


                                       /s/ Mark Mittentag
                                       ----------------------------------------
                                       Name:  Mark Mittentag


                                       /s/ David Leshner
                                       ----------------------------------------
                                       Name:  David Leshner


                                       /s/ Jennifer Leshner
                                       ----------------------------------------
                                       Name:  Jennifer Leshner

                                   PAUL MITTENTAG 1997 6-YEAR GRAT

                                   By: /s/ Steven Goldston
                                       ----------------------------------------
                                       Name:    Steven Goldston
                                       Title:   Trustee

                                   PAUL MITTENTAG 1997 8-YEAR GRAT

                                   By: /s/ Steven Goldston
                                       ----------------------------------------
                                       Name:    Steven Goldston
                                       Title:   Trustee

                                   By: /s/ Paul Mittentag
                                       ----------------------------------------
                                       Name:    Paul Mittentag
                                       Title:   Trustee

                                   PAUL MITTENTAG 2000 8-YEAR GRAT

                                   By: /s/ Steven Goldston
                                       ----------------------------------------
                                       Name:    Steven Goldston
                                       Title:   Trustee

                                   By: /s/ Paul Mittentag
                                       ----------------------------------------
                                       Name:    Paul Mittentag
                                       Title:   Trustee

                                   ADRIANNE MITTENTAG 1997 8-YEAR GRAT

                                   By: /s/ Steven Goldston
                                       ----------------------------------------
                                       Name:    Steven Goldston
                                       Title:   Trustee

                                   By: /s/ Adrianne Mittentag
                                       ----------------------------------------
                                       Name:    Adrianne Mittentag
                                       Title:   Trustee

                                   ADRIANNE MITTENTAG 2000 8-YEAR GRAT

                                   By: /s/ Steven Goldston
                                       ----------------------------------------
                                       Name:    Steven Goldston
                                       Title:   Trustee

                                   By: /s/ Adrianne Mittentag
                                       ----------------------------------------
                                       Name:    Adrianne Mittentag
                                       Title:   Trustee

                                   ADRIANNE MITTENTAG 1997 10-YEAR GRAT

                                   By: /s/ Steven Goldston
                                       ----------------------------------------
                                       Name:    Steven Goldston
                                       Title:   Trustee

                                   By: /s/ Adrianne Mittentag
                                       ----------------------------------------
                                       Name:    Adrianne Mittentag
                                       Title:   Trustee